Exhibit (p)1.46

U.S. Code of Ethics

We behave with non-negotiable integrity.

We have a genuine focus on our people, including family, community and personal goals.

We strive to exceed client expectations.

FEBRUARY 2021

Russell Investments // **U.S. Code of Ethics** //February 2021

Page **1** of **23**

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THE U.S. CODE OF ETHICS

Overview

Our business is highly regulated, and Russell Investments (“the Company”) is committed to comply with those regulations. In particular, U.S. regulations require that investment management companies, such as Russell Investments, implement a written Code of Ethics designed to set forth standards of conduct and promote compliance with federal securities laws related to such topics as conflicts of interest, confidentiality, insider trading, personal trading, outside activities, and gifts and entertainment.

This U.S. Code of Ethics (the “U.S. Code”) has been designed to satisfy this regulatory requirement and help prevent any of us from engaging in any act, practice or course of business prohibited under applicable securities laws, regulations and rules. Further, the U.S. Code has been designed to supplement Russell Investments’ Global Code of Conduct and support Russell Investments’ value statements, protect the interests of our clients and reinforce the reputation of Russell Investments for non-negotiable integrity by providing important details regarding some of the policies summarized in the Global Code of Conduct.

Each of us must recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties at Russell Investments. We must keep in mind that we have a fundamental duty to put our clients’ interests first and that our behavior, including our personal investing activity, must meet our obligations to our clients. You must adhere to the requirements of the U.S. Code and applicable laws, regulations and rules—doing so is a fundamental part of your job at Russell Investments. If you have any questions regarding your obligations under this U.S. Code, please contact the U.S. Compliance Department.

Covered Persons and Certification

All U.S. Associates are subject to the U.S. Code and as such, are considered “Covered Persons”. Individuals assigned internships with Russell Investments in the U.S., anyone with access to trade related information through the course of employment with Russell Investments, and temporary and contract Associates in the U.S. with terms expected to exceed 10 days, are also considered Covered Persons.

All Covered Persons are required to certify in writing upon hire and then annually that they (i) received a copy of the U.S. Code, (ii) have read and understand it, and (iii) agree to comply with its terms. Covered Persons are also required at least annually to certify to information concerning their personal security accounts, private securities transactions, outside business activities, and other information as described in the U.S. Code. All certifications and reporting required under the U.S. Code must be made via the ACA Employee Compliance system (“Employee Compliance”) which can be accessed via the main page of Russell Investments’ intranet site by clicking on ‘Business Units’ and then ‘Employee Compliance’, or clicking on ‘My Tools’ and then ‘Employee Compliance’. The Employee Compliance system can also be accessed at coecompliance.russellinvestments.com.

Please note that you must report all of your Reportable Accounts (defined below) and certify to your initial compliance certifications within 10 days of starting your employment with Russell Investments.

Reporting Violations

You are required to promptly report any actual or suspected violations of the U.S. Code and the policies and guidelines referenced in it (including the Global Code of Conduct) to the Compliance Department. Alternatively, Russell Investments has a confidential Ethics Hotline for you to report any actual or suspected instances of unethical or illegal conduct, auditing matters or violations of other Russell Investments policies on the part of another Associate, contractor or vendor. The Ethics Hotline is available 24 hours a day, every day (including holidays) at 1-800-932-5378.

The Ethics Hotline is answered by an outside agency which documents and relays reported matters to a central administrator for further investigation. The administrator coordinates and oversees investigations and follow-up and, if required, appropriate corrective action. Calls may be made on an anonymous basis if desired. Each caller is assigned a case number by the outside agency, which the caller may use to call back and receive a status report on his or her call.

Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved. Retaliation against an individual who in good faith reports any actual or suspected violation is strictly prohibited. Concealing or covering up any violation of the U.S. Code is itself a violation. You are not authorized or required to carry out any order or request to engage in conduct which would violate the U.S. Code or any other company policies or to cover up any violation and, if you receive such an order or request, you must promptly report it. You are also required to cooperate fully with compliance and ethics investigations and audits, and to answer questions truthfully.

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CONFLICTS OF INTEREST

Overview

Conflicts of interest arise in situations where an Associate or Russell Investments has an incentive to serve personal interests or the interests of the Company over the interest of a client, or the interest of one client over another, or the interest of an employee or group of employees over the interest of Russell Investments or any of its clients. At Russell Investments, we recognize that as a fiduciary, we are expected to eliminate or mitigate conflicts of interest and to make full disclosure of all material conflicts of interest to our clients. In order to meet this standard, we expect our Associates to avoid conflicts of interest where possible, and at a minimum to identify all conflicts of interest so that Russell Investments can take appropriate action.

Potential conflicts of interest often arise in the ordinary course of business. Russell Investments policies, including this U.S. Code, the Global Code of Conduct, and Global Conflicts of Interest Policy, are focused on the identification and management of these potential conflicts. In some cases, potential conflicts may be managed with internal Russell Investments firewalls; in other cases, the preferred course of action is transparency through disclosure. In still other cases, the existence of a potential conflict may require that, following disclosure, one party or the other must provide written consent. Finally, in some cases, conflicts cannot be managed and must be avoided outright. In no case should incentives be created that would cause Russell Investments or you to be influenced by a conflict of interest or to fail to properly identify and manage a potential conflict of interest.

It is impossible to recount all potential conflicts which Russell Investments or you may face. However, some potential or perceived conflicts and the appropriate way they should be resolved are described below.

Personal Conflicts

You must avoid situations in which your personal interests conflict with the interests of Russell Investments or a client. Personal influence or personal relationships may not be used improperly in a manner in which you would benefit personally to the detriment of Russell Investments or our clients. You should avoid any situation which might compromise your objectivity or otherwise impair your ability to exercise independence of judgment with respect to business in which you are involved on behalf of Russell Investments or any client. You may not divert directly, or indirectly, for personal benefit any investment or other business opportunities which come to your attention in the course of your duties at Russell Investments.

Company Conflicts

Manager selection, ranking and monitoring: Russell Investments’ business depends in large part on the quality and integrity of our manager research and recommendations and we must avoid even the appearance that our recommendations may be compromised.

To mitigate this conflict of interest, you should avoid taking any action that would call into question Russell Investments’ manager recommendations or lead clients to unsuitable investment choices. Investment managers may not be charged fees or be required to purchase Russell Investments’ products or services in order to be included in Russell Investments’ manager research database. Russell Investments’ existing or potential business relationships with investment managers may not be considered in determining investment manager rankings. You must not offer special consideration to investment managers in the research process as an inducement to purchase our products or services.

New manager ranks, rank changes, and other manager evaluations are to be communicated as soon as practical to applicable Russell Investments’ advisory clients. Prior to communication of changes in manager rankings, deliberations and discussions about a manager remain confidential. You must ensure equitable distribution of material information to internal and external clients, including manager changes affecting pooled funds, including the for Russell Investment Company and Russell Investment Funds (“RIC/RIF”) mutual funds.

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Advice provided to clients in multiple jurisdictions: Russell Investments operates multiple lines of business and offers a variety of products and services to a diverse and complex client base. In many instances, Russell Investments may act in several different capacities. As a result of this complexity, Russell Investments and you face potential conflicts of interest. For example, potential conflicts may arise if Russell Investments offers a product or service to a client for which Russell Investments also acts in a fiduciary capacity (i.e., as manager or adviser) or if Russell Investments corporate interests were to be averse to those of a client. In addition, conflicts may arise if your personal interests interfere with the interests of Russell Investments or a client.

Referral for additional Russell Investments services: Client relationships that are spread across several business units may be managed by a designated “relationship manager” or “primary contact,” whose duties include designating the Associates who are entitled to receive confidential client information in order to best serve the interests of that client, and ensuring that potential conflicts of interest are managed properly.

Consulting staff may periodically provide a client with general information about other Russell Investments products or services that are appropriate to that client’s needs. Consulting staff generally refer consulting clients who are interested in these other products and services to the appropriate business unit for further information.

Manager or Service Providers that also are Russell Investments clients: Conflicts may result between Russell Investments, money managers, and others service providers that provide services to Russell Investments or its clients and funds. Examples of unacceptable activities that could, if permitted, create a potential conflict of interest include, but are not limited to the following:

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Recommending a money manager or fund investment because they (or an affiliated company) are or are going to become a distribution partner. Potential managers and investments for discretionary mandates must be selected based on manager research and rankings, and the suitability of a manager’s investment style and methodology for the client or fund, and not on distribution considerations;

•	Favoring investment managers who purchase Russell Investments products or services including, but not limited to, Russell Investments’ implementation services;

•	Recommending Russell Investments’ products or services that may not be appropriate for the client;

•	Revealing confidential client information to facilitate the sale of Russell Investments’ products or services,

•	Inequitable communicating of changes in rankings of investment managers or other fund information; and

•	Compensating manager research analysts or consulting staff in a manner that could compromise their objectivity.

Investments made by related persons or in connected issuers: In general, Russell Investments does not enter into material transactions with its own directors or employees or with enterprises in which directors or employees have material personal interests or interlocking relationships. However, where it is determined that it is in Russell Investments’ best interests to make an exception to this general rule, and no client would be adversely affected, the material personal interest or interlocking relationship shall be disclosed to Russell Investments’ Board of Directors and to the board of directors of the relevant Russell Investments subsidiary (with full knowledge of the transaction’s terms and the interests involved, and with any interested director not voting) who must approve the transaction as reasonable and fair to the interests of Russell Investments and not adverse to the interests of any of our clients.

General Procedures for Managing Potential Conflicts of Interest

To help ensure that potential conflicts of interest are identified and managed properly, Russell Investments has and takes the following actions:

•	Created a corporate culture that encourages Associates to perform their jobs in an ethical, accountable manner and work in an environment where Associates feel free to speak truthfully to management;

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Documents, circulates, educates, and requires employees to acknowledge adherence to this Code, and other written policies and procedures including the Global Code of Conduct and Global Conflicts of Interest Policy;

•	Implements compensation policies and practices that align the interests of Associates with those of clients;

•	Maintains appropriate firewalls among the Company’s business units to help ensure that confidential client information is secure;

•	Maintains confidential, non-public client or fund information with a duty of care and with the best interests of the client or fund being the paramount consideration;

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•	Conducts an annual risk assessment of business activities and related regulations that includes controls around identifying and managing conflicts;

•	Educates and trains Associates to enforce the compliance culture and requirements of Russell Investments’ policies and procedures;

•	Requires Associates to report, and in some cases, pre-approve items given or received which are subject to Russell Investments various gifts and entertainment policies.

CONFIDENTIALITY AND PRIVACY

Confidentiality is another fundamental duty we owe to our clients as well as to our fellow Associates. We must keep all information about our clients and former clients in strict confidence, including their identity (unless they consent), financial circumstances, security holdings, as well as the advice furnished to them by us.

Consistent with Russell Investments’ policy on insider trading described in the following section, you are prohibited from disclosing to persons outside Russell Investments any material, non-public information about any client, the securities investments made by Russell Investments on behalf of any client, information about contemplated securities transactions or information regarding Russell Investments’ trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes or as required by law.

You must ensure that any disclosure of fund and model portfolio holdings is timed appropriately to avoid having some clients receive such information earlier than other clients.

As employees of Russell Investments, you may have access to non-public portfolio holdings information for RIC/RIF. You must maintain the confidentiality of this information and prevent its selective disclosure. Disclosure of non-public portfolio holdings information may only be made in accordance with the RIC/RIF Board approved Portfolio Holdings Disclosure Policy (the “Policy”). Portfolio holdings information is considered to be public for RIC/RIF when it is available in public filings with regulators or disclosed on RussellInvestments.com in accordance with the Policy. You must request prior approval to disclose RIC/RIF non-public portfolio holdings information, including disclosure to third party vendors, from the RIC/RIF CCO.

You must also protect and maintain the confidentiality of other sensitive, proprietary and non-public, personal information which may come into your possession regarding Russell Investments, Associates, clients, distributors, vendors and any other persons or entities. You must not disclose such information to any persons or entities outside of Russell Investments without prior authorization from Russell Investments or as mandated by law or regulation. The dissemination of such information within Russell Investments should be restricted only to those of us who have a “need to know” in order to facilitate a task or strategic project.

You should be particularly mindful of your obligations to protect confidential information related to the following:

•	Business strategies;

•	Product design or development plans (including fund closures and mergers);

•	Product distribution plans and the identity and nature of arrangements with potential business partners;

•	Client or fund information such as holdings, strategies or trading information, or any information about which a client requires confidentiality;

•	Private or non-public, personal information regarding clients and Associates; and

•	Financial results, and legal postures, strategies or proceedings.

If you become aware that the security of any confidential, sensitive, proprietary or non-public, personal information may have been compromised, lost or stolen, you should promptly report the matter to one of the U.S. Chief Compliance Officers.

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INSIDER TRADING

Overview

From time-to-time, you may come into possession of material, non-public information (“MNPI”), including MNPI about public companies, private companies and clients. Generally, information is considered “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information is considered “non-public” until it has been disseminated broadly to investors in the marketplace.

This MNPI policy is in addition to the established policies within the Global Code of Conduct and the MNPI procedures specific to the Investment Division.

You may obtain MNPI as a result of your conversations with clients, managers and other vendors and distributors who are, or are affiliated with, public companies. Additionally, you may obtain MNPI through knowledge about client and fund trading, client and fund holdings, and knowledge of manager changes and transitions.

U.S. securities laws and regulations make it illegal:

•	To trade on material non-public information about public companies, or to provide such information to others who may trade in reliance on such information (i.e., insider trading), and

•	To take advantage of clients by purchasing or selling ahead of client orders (i.e., front running).

You are prohibited from trading, either personally or on behalf of others, including in accounts managed by Russell Investments, on material, non-public information or communicating material, non-public information to others in violation of the law or this U.S. Code.

The consequences of engaging in insider trading and front running are severe and include sanction or dismissal by Russell Investments, as well as civil and criminal penalties. If you are not sure whether a securities transaction would violate the law or the U.S. Code because of non-public information in your possession, you should assume that the trade is not permitted until you obtain proper advice to the contrary from the Compliance Department.

Restrictions

If you obtain or possess material, non-public information concerning any company you must not purchase, sell, recommend, or direct the purchase or sale of any security of such company. If you communicate material, nonpublic information to another person or entity who then trades in reliance on such information, you may be subject to sanctions as though you had directly bought or sold the securities for your own account. You must allow sufficient time to elapse after such information is disclosed to the general public for the investing public to assimilate and evaluate the information before taking any action on the basis of the disclosed facts.

If you possess information about client or fund holdings or trading activity, you must adhere to any business-specific policies and procedures concerning the disclosure of holdings and trading information that may apply to you in the course of your duties at Russell Investments. You must not purchase or sell a security if you know that the purchase or sale may permit you to take advantage of the market effect of purchases and sales of securities by Russell Investments or any client of Russell Investments, or would otherwise compete with transactions of Russell Investments or any client of Russell Investments.

You must not disclose such information to any person inside or outside of Russell Investments except:

•	To the extent the holdings information has been made public,

•	As reasonably required in the regular course of your duties in furtherance of your obligations to Russell Investments or Russell Investments obligations to its clients and the funds,

•	As required by applicable law, or

•	As authorized by a member of Russell Investments Executive Committee or Compliance Department.

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Restricted List

Russell Investments’ Compliance Department maintains a restricted list of companies (“Restricted List”) which includes companies where Russell Investments or its Associates may be in possession of material, non-public information (“Watch List”). If you are a recipient of, contributor to, or otherwise responsible for, maintaining the Watch List or if you are noted on the Watch List as being in possession of material, non-public information (i.e., Associates who are “over the wall”), you may not purchase, sell, recommend, or share your knowledge of the securities appearing on the Restricted List. If you are not privy to information noted on the Watch List, you may trade in Restricted List securities. However, you should be aware that your trading activity is otherwise subject to oversight by the Company.

Reporting Obligations When In Contact With Watch List Information

If Russell Investments is involved in a potential business transaction, business relationship, or other company-related activity that involves potential material, nonpublic information, then the procedures described below should be followed. The project leader, or appropriate Executive Committee member, is responsible for notifying the Compliance Department that a company is to be placed on the Watch List. Information to be provided includes:

•	The names of the issuer(s) involved in the engagement or proposed transaction and any code names assigned;

•	The name of any other party to the engagement or proposed transaction;

•	The date of the assignment or date upon which monitoring of securities transactions should begin;

•	The nature of the engagement or proposed transaction; and

•	The names of all Associates who have knowledge of the information.

In addition to the initial reporting of a company to be placed on the Watch List to the Compliance Department, the project leader or appropriate Executive Committee member is also be responsible for:

•	Maintaining confidentiality of information received in connection with an engagement or proposed transaction;

•	Ensuring that any changes or additional information relating to the engagement or proposed transaction that are related to this Watch List procedure are communicated to the Compliance Department;

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Approving any additional Associates who are brought “over the wall” on an engagement or proposed transaction, particularly those Associates from other business units of Russell Investments, and notifying the Compliance Department of such additions;

•	Notifying the Compliance Department of any instances in which confidential information may have been inadvertently passed to someone outside the scope of the engagement or proposed transaction; and

•	Contacting the Compliance Department to delete a company or issuer from the Watch List.

Information storage and communications are key elements in maintaining the confidentiality of engagements and proposed transactions. Project participants should follow the procedures below when in possession of information relating to an engagement or proposed transaction:

•	Utilize assigned code names, whenever possible, in communications,

•	Maintain hardcopy files in locking file cabinets; electronic files should be encrypted and maintained in special system libraries,

•	In all cases, access should be limited to only those Associates actively participating on the project team.

•	Transmission of hardcopy information internally should be made using “Confidential” envelopes.

•	Use of e-mail should include proper encryption protocols.

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PERSONAL TRADING

In order to ensure that you trade in your personal investment accounts lawfully and in a manner that avoids actual or potential conflicts between your interests and the interests of Russell Investments and our clients, you must pre-clear certain securities transactions and report transactions and holdings to the Compliance Department through the Employee Compliance system.

The information below summarizes some of the more significant requirements that apply to the personal trading activity of you, your family members and other financial dependents:

•	You must disclose certain investment accounts;

•	You must submit initial and annual holdings reports and quarterly transactions reports, subject to certain exceptions;

•	You must obtain prior approval for certain securities transactions,

•	You are prohibited from purchasing a security you have sold in the previous 60 days, or selling a security you have purchased in the previous 60 days;

•	You are prohibited from trading in certain securities that are in the process of being traded and settled for client accounts;

•	You are prohibited from acquiring securities in an initial public offering; and

•	You must obtain prior approval before entering into any private securities transaction, such as a limited partnership or private placement.

Refer to the “U.S. Personal Trading Policy and Procedures” in Appendix 1 for more detailed information about your personal trading obligations.

OUTSIDE ACTIVITIES

Overview

Your involvement in activities outside of Russell Investments may present conflicts of interest as well. You must obtain prior approval from the Compliance Department through the Employee Compliance system of any outside business affiliation, employment or acceptance of compensation from any other person or entity based on any business activity outside the scope of your employment relationship with Russell Investments including the following:

•	Accepting directorships, governorships or trusteeships,

•	Becoming an officer, director or partner of any business organization,

•	Being employed full or part-time by another organization,

•	Mining in crypto currencies for a third party,

•	Founding/creation of crypto currencies,

•	Receiving compensation from another organization, and

•	Engaging in personal or family business opportunities.

See the Global Code of Conduct, including Appendix I – Guidelines for Consideration of Outside Business Activities – for more detailed information.

With regard to any outside employment or business affiliation:

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You must avoid any business activity, outside employment or professional service that competes with Russell Investments or conflicts with the interests of Russell Investments or its clients unless you have received prior written approval from your manager and the Compliance Department.

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You must disclose to your manager and the Compliance Department any situation that could present a conflict of interest or the appearance of a conflict of interest with Russell Investments or any client and discuss how any attendant risks are controlled.

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You may not accept any fiduciary appointments such as administrator, executor, or trustee, including those arising from family or other close personal relationships, without obtaining prior approval from your manager and the Compliance Department.

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You may not use Russell Investments resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other business activity outside Russell Investments. The Compliance Department may discuss any request for approval of an outside activity with your manager and other appropriate Associates with knowledge relevant to the request as necessary before deciding whether to approve or deny the request.

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In addition to approval from the Compliance Department, outside employment or affiliations of Russell Investments CEO must be approved by Russell Investments Global Chief Compliance Officer and its Board of Directors or the Audit Committee of the Board.

Service with Community Organizations

Philanthropy is an important component of Russell Investments’ corporate responsibility and we should contribute positively to the social, civic, educational and cultural vitality of communities in which we operate. Service with community organizations, including board roles, requires prior approval in the following situations:

•	You are to be compensated by the community organization or by a third party for services rendered to the community organization;

•	Russell Investments provides services to the community organization;

•	You will provide investment advice or other services of a similar nature to those offered by Russell Investments to the community organization;

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You may influence the decision whether to employ Russell Investments or an unrelated service provider that may utilize the services of Russell Investments; in these situations you must also abstain from participating in the selection of the service provider or Russell Investments.

Associates are not permitted to sit on the board of directors/trustees or be associated with non-profit financial institutions that offer investment services, including community banks, trust companies, credit unions, or insurance companies including mutual insurance companies.

With the exception of activities undertaken on behalf of organizations with which Russell Investments has some formal participatory relationship, you may not use Russell Investments resources, including computers, software, proprietary information, letterhead and other property in support of any such engagement without Russell Investments ’s prior consent.

All potential conflicts of interest, including the fact that you are employed by Russell Investments, must be memorialized in writing to the appropriate individual within the community organization.

Honoraria

Associates are frequently asked to attend events sponsored by business, educational, civic, and charitable organizations. Such engagements may involve Associates in their professional capacities as representatives of Russell Investments or in their personal capacities as members of an organization or the community. These organizations frequently offer to pay an honorarium, or to reimburse the Associate for reasonable and customary travel expenses incurred in attending the event. When acting in a personal capacity:

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You may accept honoraria or gifts, provided that the organization providing the honorarium or gift is not a client, vendor, supplier or money manager under Russell Investments review. The honorarium or gift, however, must be reported to the Compliance Department as described below under the Gifts and Entertainment section.

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You may also accept awards from civic, charitable, educational or religious organizations for recognition of your services or accomplishments outside the scope of your capacity as a representative of Russell Investments and those awards are not considered gifts or outside compensation and are not required to be reported.

When acting in a professional capacity as a representative of Russell Investments:

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You should not accept cash or cash equivalent honoraria and should tactfully decline such offers. However, if any organization insists upon payment of an honorarium, you should advise the organization that the honorarium will be donated to a Russell Investments sponsored community organization through Russell Investments’ Government and Community Relations Department.

•	Any gifts given to you are subject to Russell Investments gifts and entertainment policies.

•	You may accept reimbursement from organizations for ordinary and customary travel and lodging expenses incurred in connection with an engagement that has been approved by your supervisor.

•	You should also consider coordinating any speaking engagement with the Corporate Communications Department.

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PERSONAL POLITICAL CONTRIBUTIONS

To promote transparent and fair dealings with all of Russell Investments’ clients, Russell Investments has adopted a Political Contributions Policy. This policy requires reporting of political contributions made by associates and their immediate family members and places limitations on certain contributions, including prohibiting state and local political contributions. Associates must pre-clear with Compliance in the Employee Compliance system in advance of the date of any intended political contributions that they, their spouse or any dependent child wish to make or solicit. You should refer to the Political Contribution Policy for more detailed information on limitations and reporting requirements. By certifying to the U.S. Code of Ethics, you are also certifying that you agree to comply with Russell Investments Political Contributions Policy, which can be accessed through the Global Compliance Homepage on the Russell Investments Intranet.

GIFTS AND ENTERTAINMENT

Overview

It is Russell Investments’ policy to earn business based on the quality of our products and services and to select and manage our service providers on the same basis. Accordingly, you should not provide or solicit gifts, entertainment or other items of value for the purpose of unduly influencing the recipient’s judgment or in return for any business, service or confidential information. This policy applies to gifts, entertainment, events and charitable contributions.

Russell Investments is subject to various regulatory and industry organizations that have policies and rules that should be considered when giving or receiving gifts and entertainment. You should also be aware that many Russell Investments clients and prospects—notably, government plans and those subject to ERISA— have their own strict policies on the giving and receiving of gifts, entertainment and other contributions.

You should be prepared to discuss these policies with clients or prospects before arranging entertainment or providing gifts. Also, individual business units may impose additional or more restrictive requirements than those set forth in the U.S. Code due to specific regulatory requirements or a management decision to apply stricter standards than those required by law or regulation.

Gifts

You may give and accept gifts with values of up to $100 cumulatively per recipient per calendar year to or from clients, distributors of Russell Investments investment products, vendors or suppliers to Russell Investments, or money manager firms reviewed by Russell Investments. You must report gifts given or accepted with values in excess of $25 per person in the Employee Compliance System within seven (7) calendar days of the date the gift was given or received. The value of a gift is the amount paid for the gift or a reasonable estimate thereof, not including the cost of special logos or inscriptions. Russell Investments closely monitors any potential that trading activity may be influenced by gifts.

Gifts of cash or its equivalent (including gift certificates or gift cards if they are redeemable in full or in part for cash) are not permitted. Gift cards or gift certificates of $25 or less may be accepted only if they can be used at the place they were purchased (i.e. a restaurant, Starbucks, etc.). Such gift cards or gift certificates are not reportable. Tickets to sporting events or shows, rounds of golf, etc. are considered gifts unless both you and the person(s) giving or accepting the tickets, golf, etc. attend the event, in which case the event is considered entertainment—this applies even if you pay for the event with your own money.

You should tactfully refuse or return a gift with a value of more than $100, unless to do so would embarrass the giver or prejudice a business relationship. If a gift with a value of more than $100 is accepted for business reasons, you must report it to the Compliance Department and remit the amount of the gift’s value in excess of $100, or give the gift itself, to Russell Investment’s Government and Community Relations for appropriate disposition.

No prior approval or reporting is required for the items given or accepted as described below and they do not count toward the $100 limit on individual gifts:

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Personal gifts (wedding, birthday, etc.) provided that (i) you pay for the gift with your own money and (ii) the gift is not related to Russell Investments business. In determining whether an item of value is a personal gift, you should consider whether you would otherwise give the gift or receive the gift if there were no business relationship,

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•	Promotional materials (logoed golf balls, pens, etc.) with a value of less than $25,

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Recognition gifts not related to sales, such as those received in recognition of community service, if the gift cannot reasonably be considered to influence your judgment and if to refuse would appear discourteous,

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Prize drawings with values of no more than $100, such as door prizes, at events sponsored by vendors or others seeking to do business with Russell Investments, if eligibility is open to anyone in attendance, attendance goes beyond solely Russell Investments Associates, and it is awarded on the basis of bona fide chance or skill. However, Associates who sponsor such events where attendance is restricted to the employees from one single fund distributor or money manager company must appropriately report those items as gifts.

Entertainment

Entertainment must not be lavish or excessive so as to appear to unduly influence the judgment of the recipient, or otherwise appear improper. There is no specific dollar amount that represents “lavish or excessive entertainment”—this is a judgment call that you must make on a case-by-case basis in advance of the entertainment. Expense reimbursement requests that are considered “lavish or excessive” after the fact may be rejected and/or subject to review and potential sanctions.

In determining whether any entertainment is reasonable and not lavish or excessive, you should consider whether the primary purpose of the entertainment is to spend quality time with the client, prospect or vendor and how will it appear to others outside of the business relationship.

If you are hosting the entertainment, but are not present for it, the value of the entertainment is considered a gift subject to the requirements outlined above. Likewise, if a third party hosting the entertainment is not present and you attend the event, the entertainment is considered a gift to you. If the entertainment includes “gifts” (e.g. souvenirs, pro shop equipment, etc.), those items are subject to the gift reporting requirements described above.

You should tactfully refuse the provision of lavish, excessive or frequent acts of entertainment or other hospitality that may create an impression of impropriety. Likewise, you should not host lavish, excessive or frequent acts of entertainment or other hospitality that may create an impression of impropriety.

For more detailed information about entertainment and other expenses, please refer to Russell Investments “Global Travel and Entertainment Policy” which can be accessed through the Finance intranet site.

Travel Paid by Others

Associates may occasionally be invited to out-of-town meetings, seminars, or site visits by third parties doing business with or seeking to do business with Russell Investments. You should consider whether offers to pay for transportation and lodging made by a client, vendor, or other entity with which Russell Investments conducts, or is considering conducting business, are appropriate for the situation or give the appearance of impropriety. Where such offers do give the appearance of impropriety, you should tactfully refuse the offer.

In some cases, it will be more appropriate for Russell Investments to pay for your expenses related to the event. Factors to consider include whether the offer is made in connection with an event which primarily serves a business purpose, whether the offer has been extended to others similarly situated on a comparable basis, whether the travel is for legitimate company business and whether it may be more appropriate for Russell Investments to cover the expenses. Certain business units may have more restrictive policies and you should contact your supervisor with any questions.

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TRAINING AND EDUCATION

The Compliance Department provides training and education regarding the U.S. Code on a periodic basis. You are required to attend any training sessions and/or read any applicable training materials provided by the Compliance Department. Completing required compliance training is considered as part of each Associate’s “Good Citizen” performance objective, and failure to complete required compliance training is considered a violation of the U.S. Code and will be addressed in the same manner as any other violation.

CONSEQUENCES FOR VIOLATING THE CODE

Any violation of the requirements set forth in the U.S. Code or the policies referenced in it may result in the imposition of such sanctions as Russell Investments may deem appropriate under the circumstances. These sanctions may include, but are not limited to, the following:

•	Removal or suspension;

•	Letter of censure;

•	Probation;

•	Suspension of privileges;

•	Restitution to the appropriate member of Russell Investments or client of Russell Investments, as management deems appropriate;

•	Disgorgement of profits and/or financial benefits;

•	Fines as permitted by law; and/or

•	Termination of employment for cause.

In addition to sanctions, Russell Investments may refer any violation to civil or criminal authorities as appropriate.

ADMINISTRATION OF THE CODE

Exceptions to the Code

Exceptions to the U.S. Code may be granted only in very limited circumstances and only if the exception in question does not involve any opportunity for abuse and does not conflict with any client interest. You must submit a written request for an exception to the Compliance Department describing the nature of the exception and the reason it is being sought.

Restriction on Use of Code

The U.S. Code is intended for the use of Associates in connection with their job-related duties. However, copies of the U.S. Code may be requested by clients or prospects or other outside persons or entities on occasion. All copies of the U.S. Code provided to any outside person or entity must be delivered in read-only format.

Amendments to the Code

The Compliance Department may provide you with material amendments to the U.S. Code from time-to-time and you must provide the Compliance Department with a written acknowledgment that you have received the amendments and agree to comply with terms of the amendments (outside the annual certification process).

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APPENDIX 1

U.S. Personal Trading

Policy and Procedures

FEBRUARY 2021

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OVERVIEW

Due to the potential conflicts of interest inherent in our business, Russell Investments has developed this U.S. Personal Trading Policy and Procedures (the “Policy”) regarding your personal trading activity which are designed to minimize those conflicts and help ensure that we remain focused on meeting our duties to our clients. In order to ensure that you are trading in your personal investment accounts lawfully and in a manner that avoids actual or potential conflicts between your own interests and the interests of Russell Investments or our clients, you must report certain accounts, holdings and transactions through the Employee Compliance system as described in more detail below.

You should refer to the Glossary Section for more detailed information regarding the key terms used in this Policy and the Summary Information Sheet at the end of this Policy for a concise, but not exhaustive, listing of the requirements.

REPORTING YOUR ACCOUNTS What Accounts Must Be Reported

You must report any investment account over which you direct or have the ability to direct the account’s investments or any account in which you or any of the following individuals has a Beneficial Ownership interest:

•	Your spouse, domestic partner or minor children, and

•	Any other financial dependent living in your household,

•	AND the account holds or is capable of holding a Covered Security.

Such accounts are referred to as “Reportable Accounts” and you and the individuals described above are collectively referred to as “Covered Persons.” If a Covered Person is already employed by or contracted with Russell Investments, please notify the Compliance Department for further instruction. Reportable Accounts include brokerage accounts, retirement accounts, employee stock compensation plans and transfer agent accounts. Reportable Accounts also include Discretionary Accounts and those accounts from which a Covered Person benefits indirectly, such as a family trust or family partnership, and accounts in which a Covered Person has a joint ownership interest, such as a joint brokerage account.

You are not required to report any accounts maintained within the Russell Investments Investment Program for Associates (“RIPA”) or other Russell Investments sponsored retirement or benefit plans because those accounts are otherwise under supervision by Russell Investments.

You are also not required to report 529 plans or similar college savings plan if the account holds only unaffiliated open-end mutual funds or commingled vehicles.

“Blind Trusts” or Trust accounts in which each of the following criteria apply will generally be granted an exemption from the trading oversight requirements if it can be determined that discretion has been irrevocably given to a fully independent party:

•	Neither you nor a Covered Person is a listed Trustee

•	The Trustee (or an appointed third-party) has full investment discretion over the Trust’s assets

•

You or a Covered Person have no direct or indirect influence or control over the account, or the ability to influence the Trustee (or the appointed third party that has investment discretion), other than the power to replace the Trustee with another third-party.

If all of the above statements are true, please ask the Compliance team to assign a Trust Account Certification Disclosure to which will allow you to disclose the account. Upon the receipt of the certification disclosure in Employee Compliance, please complete as soon as possible.

Please contact the Compliance Department if you hold any securities in physical certificate form or if you are not sure if a particular account is required to be reported.

When Must Accounts Be Reported

You must report all of your Reportable Accounts within 10 days of commencing employment with Russell Investments or otherwise becoming subject to the U.S. Code of Ethics. You must also report any new Reportable Account in the Employee Compliance System within seven (7) calendar days of the established date of the account, and prior to placing a trade in that account.

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How Must Accounts be Reported

You must notify the Compliance department of your Reportable Accounts via the Employee Compliance system which can be accessed from Russell Investments’ intranet site. A Quick Reference Guide with more detail about how to report accounts can be found on the Employee Compliance system homepage, including a training video.

When opening a new account, you should notify the financial institution at which your account is maintained that you are associated with Russell Investments, whose affiliated entities include FINRA member firms. The Compliance Department will notify the financial institution maintaining your Reportable Account whether you have Russell Investments permission to maintain the account and will direct the financial institution to forward duplicate transaction confirmations and statements to Russell Investments.

More detail about the type of information required to be reported for your Reportable Accounts can be found in the Glossary Section.

REPORTING YOUR HOLDINGS AND TRANSACTIONS Initial and Annual Holdings Reports

Within 10 days of your employment with Russell Investments or otherwise becoming subject to the U.S. Code of Ethics, you must submit an Initial Holdings Report in a Reportable Account which includes all of your Covered Securities holdings. You must not make any personal trades until an Initial Holdings Report has been submitted.

You must also submit Annual Holdings Reports which must account for both discretionary and non-discretionary transactions. You can satisfy the requirement to submit Annual Holdings Reports by ensuring that your Reportable Accounts are electronically disclosed and linked in Employee Compliance to ensure that trade confirmations and holdings are electronically captured. You should also review the accuracy of your information in the Employee Compliance system on a regular basis.

More detail about the information required to be reported for your Initial and Annual Holdings Reports can be found in the Glossary Section.

Quarterly Transaction Reports

You must submit no later than 30 days after the end of each calendar quarter, a Quarterly Transaction Report of all transactions in Covered Securities by you or a Covered Person in a Reportable Account during the quarter, unless the securities are Exempt Securities. You can satisfy the requirement to submit Quarterly Transaction Reports by ensuring that your transactions are reflected through the electronic brokerage feed for your Reportable Accounts and reviewing the accuracy of your information in the Employee Compliance system on a regular basis.

Additional Considerations to the Transaction Reporting Requirements

(1) DISCRETIONARY ACCOUNTS

You are required to submit a Quarterly Transaction Report with respect to transactions in securities held in an approved Discretionary Account. You are also required to report the accounts and submit Initial and Annual Holdings reports for such accounts as described above.

(2) AUTOMATIC INVESTMENT PLANS

You are required to submit an Initial and Annual Holdings report and Quarterly Transaction Reports with respect to transactions effected pursuant to an Automatic Investment Plan if you have the ability to transact in securities that override the pre-set schedule or allocations established by the Automatic Investment Plan or have a brokerage account feature associated with the Automatic Investment Plan where you have the discretion to transact in securities.

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OBTAINING APPROVAL FOR YOUR TRADES

Pre-Clearance of Covered Securities Transactions

Except as provided below, you must obtain prior approval (i.e., “pre-clearance”) through the Employee Compliance system of all transactions in Covered Securities in a Reportable Account.

Pre-cleared trades are valid in the Employee Compliance system until the end of the next trade date. If you want to keep the order open at your broker, you must resubmit the pre-clearance request in the Employee Compliance system at the end of the next trade date.

Also, if the terms of the order are changed, or if the order is withdrawn or cancelled and subsequently reentered at a later time, you must cancel the preclearance request and submit another pre-clearance request in the Employee Compliance system for the new order. When requesting pre-clearance of a trade, you must certify that:

•	The trade is not based on material, non-public information, and

•	To the best of your knowledge, the trade does not conflict with any current investment activity of any Russell Investments client or fund.

Exceptions to Pre-Clearance Requirement

(1) EXEMPT SECURITIES

You are not required to report or pre-clear transactions in Exempt Securities.

(2) DISCRETIONARY ACCOUNTS

Although you are required to report Discretionary Accounts as described above, you are not required to obtain preclearance of transactions in Discretionary Accounts where a third party has been given full discretion over the account, provided that the following conditions are met:

•	At the time such account is initially reported or opened, you must provide a copy of the executed Discretionary Agreement to the Compliance Department; and

•

You provide an additional representation, when entering the account information through Employee Compliance, that transactions in the account are, in fact, effected on a discretionary basis by the investment advisor.

In the event that you participate in any decision regarding purchases or sales in the account, such transactions must be pre-cleared. You will be required to attest annually to the account’s continued discretionary status, and Russell Investments reserves the right to contact your advisor to verify the discretionary status of the account.

(0) AUTOMATIC INVESTMENT PLANS

You are not required to report or obtain pre-clearance for transactions in a Reportable Account pursuant to an Automatic Investment Plan. Additional purchase and sales that are not automatic, however, must be pre-cleared.

(1) CERTAIN MUTUAL FUNDS

You are not required to report or obtain pre-clearance for transactions in non-affiliated open-end mutual funds. You are also not required to obtain pre-clearance for transactions in Russell Investments Investment Company funds made through RIPA or other Russell Investments sponsored retirement or benefit plans. However, in accounts maintained outside of RIPA or other Russell Investments-sponsored retirement or benefit plans, you are required to obtain pre-clearance for all transactions in:

•	Russell Investments Investment Company funds,

•	Goldman Sachs Multi-Manager Alternatives Fund

(5) EXCHANGE TRADED FUNDS

You are required to report, but not required to pre-clear, transactions in exchange traded funds (ETFs).

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(6) CERTAIN OTHER SECURITY TYPES/INSTRUMENT TYPES

You are not required to report or pre-clear transactions in futures on broad-based indices, physical commodities,: Foreign Exchange (FX) or Cryptocurrency instruments.

Short Sales, Margin Transactions and Options

You may engage in short sales and margin transactions and purchase and sell options provided you obtain preclearance and meet all other provisions of the U.S. Code of Ethics and this Policy. You should keep in mind, however, that these types of transactions can have unintended consequences.

For example, any sale by a broker to cover a margin call or a short position will be in violation of these provisions unless it is pre-cleared or otherwise subject to an exception to the pre-clearance requirement. Also, any volitional sale of securities acquired at the expiration of a long call option will be in violation of these provisions unless it is pre-cleared or otherwise subject to an exception to the preclearance requirement.

Electronic Data Feed Broker-Dealers

You are required to maintain all Reportable Accounts with one of the preferred data feed brokers. Any broker-dealer that can be set up in the Employee Compliance system using the Direct Feed or Aggregation Feed options is considered a preferred data feed broker. You will be required to close or transfer any account(s) that cannot be set up using the above options to a data feed broker within thirty (30) calendar days of your hire date at Russell Investments.

If you wish to request an exception, which may be granted under certain circumstances but is not guaranteed, you must contact U.S. Compliance prior to opening up your new account. Associates hired prior to January 1, 2013 with brokerage accounts at a non-data feed broker have been granted an exception, but are strongly encouraged to transfer those accounts to a preferred data feed broker.

OTHER PROHIBITED OR RESTRICTED INVESTMENTS

Initial Public Offerings, including Special Purpose Acquisition Companies

You are prohibited from acquiring securities in an initial public offering, including from a Special Purpose Acquisition Company (“SPAC”). However, you may purchase securities after the initial public offering is completed and the underwriting has terminated.

Trading Blackout Period

Subject to certain exceptions, an associate is prohibited from purchasing or selling a security or other financial instrument that requires preclearance if, at the time of the request for associate preapproval, the security or financial instrument is being purchased or sold for a Russell Investments fund or client account. This prohibition applies when there is an open order on the trading desk and ends three (3) trading days after the order is filled in its entirety. As to equity securities and debt instruments, this prohibition only applies to issuers with a market capitalization of less than $5bn USD.

60-Day Limitation on Purchase and Sales

Except for Exempt Securities (see below for a full definition), you are restricted from repurchasing a security/ financial instrument you have sold in the last 60 days, or selling a security/financial instrument you have purchased in the last 60 days. Additionally, ETFs are not subject to the 60-day holding period limitation.

Private Securities Transactions

Covered persons are prohibited from acquiring any security issued in a Private Securities Transaction, such as a limited offering or private placement, without prior approval from the Compliance Department obtained through the Employee Compliance system. Approval may be granted after a review of the facts and circumstances, including the following:

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•	Whether an investment in the securities is likely to result in future conflicts with any client interests, and

•	Whether you are being offered the opportunity due to your employment at or association with Russell Investments.

Compliance may contact your supervisor to discuss the proposed transaction prior to approving it. The Compliance Department will update your holdings information to reflect such transaction if approved.

OTHER EXCEPTIONS

Under very limited circumstances, an exception to the provisions of this Policy not otherwise described above may be granted on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with client interests. Requests for such exceptions must be made in writing to the Compliance Department and describe the nature of the exception and the reason it is being requested.

Excessive or inappropriate trading is prohibited. The Compliance Department monitors all employees’ trading and provides periodic reports to management regarding the volume and nature of employee transactions. A pattern of excessive trading may lead to disciplinary action under the Code up to and including termination.

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GLOSSARY

AFFILIATED MUTUAL FUNDS: Affiliated Mutual Funds include the following fund families:

•	Russell Investments Investment Company Funds,

•	Russell Investments Investment Funds, and

•	All other investment funds domiciled inside or outside the United States that are managed or advised by a Russell Investments affiliate.

ASSOCIATE: The term Associate includes Russell Investments employees, directors and officers. However, the term Associate shall not include disinterested trustees or directors of Russell Investments, or any affiliated investment company of Russell Investments.

AUTOMATIC INVESTMENT PLAN: An Automatic Investment Plan means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation (i.e., dividend reinvestment plan, a payroll reduction plan or employee retirement plan contribution).

BENEFICIAL OWNERSHIP: Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Act of 1934, as amended. In general, a person has beneficial ownership of a security if such person has or shares (i) voting or dispositive power with respect to such security and (ii) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

COVERED SECURITIES: Covered Securities include any stock (common and preferred); American Depositary Receipts (ADRs) and Global Depository Receipts (GDRs); bonds and notes, including convertibles; debentures; any derivative on a security or index, including futures (except futures on broad-based indices), forwards, swaps and options; exchange traded funds; closed-end mutual funds; evidence of indebtedness; certificate of interest or participation in any profit sharing agreement; collateral trust certificates; pre-organization certificate of subscriptions; transferable shares; investment contracts; voting-trust certificates; certificate of deposit for a security; and fractional undivided interest in oil, gas, or other mineral rights. For purposes of this Policy, the term Covered Security also includes shares of Affiliated Mutual Funds.

DISCRETIONARY ACCOUNT: A Discretionary Account is one from which a Covered Person could benefit, but over which the Covered Person has no investment discretion or influence. An example of a Discretionary Account would be a professionally advised account about which you will not be consulted or have any input on specific transactions placed by the investment manager prior to execution.

EXEMPT SECURITIES: Exempt Securities include securities issued by the government of the United States or a foreign government; bankers’ acceptances; bank certificates of deposit; commercial paper; high-quality, short-term debt instruments, including repurchase agreements; non-affiliated money market funds; FX transactions, cryptocurrencies; shares of open-end investment companies (mutual funds) registered under the Investment Company Act of 1940 (except for affiliated mutual funds); and Unit Investment Trusts (UITs) that invest exclusively in one or more non-affiliated open-end funds. Futures on broad-based indices and physical commodities are not securities and are therefore also exempt.

PERSONAL SECURITIES TRANSACTIONS: Personal Securities Transactions include transactions that occur outside normal market facilities or outside a securities brokerage account and include, but are not limited to, limited offerings, private placements, unregistered securities, private partnerships and investment partnerships.

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U.S. Personal Trading Policy and Procedures Summary Information Sheet

Pre-clearance Required:

•	Stock (common and preferred) or other equity securities, including any security convertible into equity securities

•	ADRs and GDRs

•	Bonds and notes, including convertible notes (unless an Exempt Security)

•	Closed-end mutual funds

•	Affiliated mutual funds trading through financial institutions other than the Russell Investment Program for Associates (RIPA) or various Russell retirement accounts

•	Derivatives, including futures, forwards, swaps, and options on securities

Reporting of Transactions Required, but No Pre-Clearance Required:

(You can satisfy the reporting requirements by ensuring that your brokerage account is electronically disclosed and linked to your broker in the Employee Compliance system):

•	Security transactions in Discretionary Accounts (i.e., associate has no direct or indirection influence or control)

•	Exchange Traded Funds (ETFs)

•	Derivatives on broad-based indices and ETFs

•	Physical Commodities

No Pre-clearance and No Reporting of Transactions:

•	Securities issued by the U.S. or a foreign government

•	Bankers’ acceptances, CDs, commercial paper

•	Foreign Exchange (FX)

•	Cryptocurrencies

•	Open-ended, non-affiliated mutual funds

•

Affiliated mutual funds through the Russell Investment Program for Associates (RIPA) or various Russell Investments retirement accounts529 Plans for similar college savings plans if the account holds only unaffiliated open-end mutual funds or commingled vehicles

Prohibited Transactions and Other Restricted Activities:

•	Participating in initial public offering, including a SPAC, is prohibited

•	Participating in private securities transactions, such as limited offerings/private placements requires pre-approval

•

Purchasing a security you have sold in the last 60 days, or selling a security you have purchased in the last 60 days is prohibited except for exempt securities, ETFs, Foreign Exchange (FX) and Physical Commodities

•	Trading securities on the Restricted List is prohibited.

•	You are prohibited from trading in certain securities that are being traded in a Russell Investments’ investment strategy.

Reportable Accounts:

Reportable Accounts include any investment account over which you direct or have the ability to direction the account’s investment or any account in which you, your spouse, domestic partner, minor children or any other financial dependent living in your household has a Beneficial Ownership interest, AND the account holds or is capable of holding a Covered Security.

Reportable Accounts include brokerage accounts, retirement accounts, employee stock compensation plans and transfer agent accounts. Reportable Account also include Discretionary Accounts and those accounts from which a Covered Person benefit indirectly, such as a family trust or family partnership, and account in which a Covered Person has a joint ownership interest, such as a joint brokerage account.

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You are not required to report any accounts maintained within the Russell Investment Program for Associates (“RIPA”) or other Russell-sponsored retirement or benefit plans because those accounts are otherwise under supervision by Russell Investments.

You are also not required to report 529 plans or similar college savings plans if the account holds only unaffiliated open-end mutual funds or commingled vehicles, unless there is a brokerage account option associated with the account where the Covered Person has trading discretion.

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